Exhibit 5.1

October 7, 2013

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Re:	6,000,000 Shares of Common Stock, $0.01 par value per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by The Western Union Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,000,000 shares of common stock, $0.01 par value per share (the “Plan Shares”), of the Company to be issued under The Western Union Company 2006 Long-Term Incentive Plan, as amended and restated on February 23, 2012 and ratified by the Company’s stockholders on May 23, 2012 and as further amended and restated on July 19, 2012 (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s certificate of incorporation, the Plan, resolutions adopted by the board of directors of the Company (the “Board”) relating to the Registration Statement and the issuance of the Plan Shares by the Company and resolutions of the Board relating to the Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that each Plan Share that is newly issued under the Plan will be validly issued, fully paid and non-assessable when such Plan Share shall have been duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

The Western Union Company

October 7, 2013

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP